Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Leigh J. Abrams, President and CEO

Phone: (914) 428-9098 Fax: (914) 428-4581

E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS RECORD SECOND QUARTER SALES
AND PROFITS

White Plains, New York –July 29, 2004 – Drew Industries Incorporated (NYSE: DW) today announced a 52 percent increase in net income on a 58 percent increase in sales for the second quarter ended June 30, 2004. Drew said the gains were propelled by strong growth in the Company’s recreational vehicle and leisure products (“RV”) segment, as well as higher sales in its manufactured housing products (MH) segment.

As previously announced, the Company completed the acquisition of Zieman Manufacturing Company on May 4, 2004 for a cash purchase price of $21 million, plus the assumption of $5 million of debt. Zieman manufactures trailers for equipment hauling, boats, personal watercrafts and snowmobiles, as well as specialty chassis for modular offices. Zieman also manufactures chassis and chassis parts for RVs (primarily travel and fifth-wheel trailers) and manufactured homes, and recorded sales of more than $40 million in 2003.

Drew, a supplier of RV and MH components, reported that net sales increased to a quarterly record of $141.7 million in the 2004 second quarter, compared to net sales of $89.4 million in the second quarter of 2003. The sales increase includes $12 million in sales from Zieman, which were substantially higher than Zieman’s sales for the comparable period last year.

Net income reached a second-quarter record of $8.2 million, or $.77 per diluted share, compared with net income of $5.3 million, or $.52 per diluted share, in the same period last year. Zieman contributed $.02 per share to the 2004 quarterly results. Drew reported that its second and third quarters are traditionally the strongest in terms of sales and profits due to the seasonality of the industries in which it operates.

“It was a great quarter by any measure as both our RV and MH segments ran well ahead of their industries,” said Leigh J. Abrams, Drew’s President and CEO. “The second quarter sales increase included $27 million of new business in our core product lines. Sales this quarter also included $12 million from the Zieman acquisition, more than $4 million from two small acquisitions made last year and $9 million from price increases to customers.” Drew reported that for the most part steel price increases were passed on to customers without full markup, causing material costs as a percent of sales to increase during the quarter.

During the quarter, Drew gained new customers, added business from existing customers and increased sales of recently introduced products such as slide-out mechanisms and stabilizers for motorhomes. It also continued to increase sales of various innovative products for RVs that were acquired in the July 2003 acquisition of LTM Manufacturing.

As a result of its growth and broadened product line, Drew announced it has initiated an extensive capital expansion program that will add a total of 250,000 square feet of manufacturing space spanning several facilities.  The expansion will significantly increase Drew’s capacity to efficiently produce vinyl windows for manufactured homes, to temper glass used in RV windows, to produce and paint RV chassis, and to manufacture slide-out mechanisms for motorhomes and RV leveling devices.

Drew’s RV segment achieved a 69 percent increase in sales and a 51 percent increase in operating profits. Approximately half of the sales growth was generated from organic growth exclusive of acquisitions and price increases. This organic growth is largely due to sales increases across Drew’s products, as well as continuing RV industry growth.

Exhibit 99.1

Drew’s MH segment had another strong quarter with sales increasing 41 percent, far outpacing the industry. Even excluding sales from the Zieman acquisition and price increases to customers, Drew’s MH sales were up about 20 percent for the second quarter of 2004. Industry sales were down 2 percent for the 2004 second quarter, despite a 3 percent rise in June 2004. Year-to-date sales in the manufactured housing market are down 3.5 percent.

“Although there is still no clear sign of a sustained manufactured housing industry upturn, the double-digit decreases of the last five years seem to be over,” said Abrams. “Several of our major customers are still predicting that industry new home unit sales will be up for the year. If this comes to fruition, the industry should have a much stronger second half.”

Steel prices, depending upon the type of steel purchased, are currently double or triple the levels they were last year at this time. As a result, Drew implemented significant price increases and surcharges to customers to help offset the huge price increases for steel and, to a lesser extent, aluminum. Steel prices remain unstable and further price increases have been projected. Drew said it has expended extraordinary resources to acquire as much steel as possible in order to avoid some of the price increases and defer the price increases to its customers as long as possible.

“A secondary effect of the higher material costs has been a dramatic increase in the cost of the inventory on our balance sheet, which has increased by $43 million since last June,” said Drew Chief Financial Officer Fred Zinn. “Approximately $12-$15 million of the inventory increase is attributable to the higher cost of steel and aluminum, while the balance relates to the Zieman acquisition and to increased inventory needs to service our higher sales levels. The higher inventory levels have also led to increased borrowings and thus higher than expected interest costs. Receivables, which increased $18 million since June 30, 2003, remain current with only 22 days sales outstanding.”

Abrams added: “We continue to develop innovative and complementary products for our customers, while driving operating efficiencies that ensure our sales gains hit the bottom line. The second quarter continued our drive to become the leading supplier to the RV and MH market, and we believe we have the management team and the product platform to continue to outperform the market throughout 2004.”

Recreational Vehicle and Leisure Products Segment

Drew supplies windows, doors, chassis, and slide-out mechanisms and power units, primarily for travel trailers and fifth-wheel RVs. Industry shipments of RVs have continued to grow during 2004, with first half 2004 RV shipments up 20 percent. Drew’s RV segment far outperformed the industry by achieving a 69 percent increase in sales to a record $94 million for the quarter, and now represents 66 percent of consolidated sales. The RV segment achieved double-digit growth in all major product lines, in addition to the $7 million of sales applicable to Zieman.

As part of the Zieman acquisition, Drew acquired Zieman’s specialty chassis business. This product line will be included in Drew’s RV segment, which has been renamed “RV and Leisure Products.” Zieman’s sales of specialty chassis, which include trailers for equipment hauling, boats, personal watercrafts and snowmobiles, were approximately $20 million for 2003 and nearly $5 million since the acquisition in early May 2004. In addition, Zieman’s sales of traditional RV products were about $3 million since the acquisition.

The operating profit margin of Drew’s RV segment declined by 1.3 percent in the second quarter of 2004. The decline in operating profit margin is due to several factors, including (i) steel price increases being passed along to customers without full markup, (ii) high overtime costs due to extraordinary sales demand, (iii) increased workers compensation costs, and (iv) the inclusion of Zieman’s operations, which although profitable, currently do not operate as efficiently as Drew’s other businesses. Management of Drew’s wholly owned subsidiary Lippert Components, which has assumed operating responsibility for Zieman, will work with Zieman’s management to achieve labor and operating efficiencies as quickly as possible. Offsetting these factors were improved operating efficiencies in a new plant that opened in late 2002 and turned profitable this year. In addition, the spreading of fixed costs over a larger sales base favorably impacted margins.

“On a macro level, long-term demographic trends are expected to favor the RV industry, as is the improving economy. These factors, along with management’s continued focus on product innovation and cost reduction, should enable our RV segment to achieve outstanding results well into the future,” said Abrams.

Exhibit 99.1

Manufactured Housing Products Segment

Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the MH industry. Throughout the industry slump since 1998, Drew’s MH products segment has remained profitable. This segment’s sales and profit momentum from the first quarter of 2004 continued into the second quarter, as Drew’s MH segment operating profit increased 38 percent to $5.4 million on a 41 percent rise in net sales. Excluding the Zieman acquisition and price increases, Drew’s MH segment increased about 20 percent, compared to an industry-wide decline of 2 percent.

“Lower repossessions and some improvement in the availability of financing for manufactured homes may be starting to have an impact on industry-wide production levels, although no sustained improvement has yet to be seen,” said Abrams. “We continue to believe that in the long term, manufactured housing will enjoy a strong recovery as people come to appreciate the affordable prices and discover the marked improvement in quality and attractiveness of today’s manufactured homes.”

As announced in February 2004, Drew’s Better Bath division plans to introduce bath products fabricated from a new composite material that is stronger, requires less maintenance and has a better overall appearance than fiberglass. These new products are expected to be introduced to the MH industry late in the third quarter of 2004 and will represent, for the first time, a product that can compete favorably with fiberglass products, which Drew does not presently manufacture.

Conference Call

Drew will provide an online, real-time webcast and rebroadcast of its second quarter earnings conference call Thursday, July 29, 2004, at 9:00 a.m. Eastern time, on the Company’s website, www.drewindustries.com. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 53621730. A replay will also be available on Drew’s website.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, bath and shower units, electric stabilizer jacks and trailers for equipment hauling, boats, personal watercrafts and snowmobiles, as well as chassis for modular offices. From 52 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management, at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, raw material costs (particularly steel, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil prices and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

###

Exhibit 99.1

DREW INDUSTRIES INCORPORATED OPERATING RESULTS

	Six Months Ended June 30,		Quarter Ended June 30,		Last Twelve Months
(In thousands, except per share amounts)	2004	2003	2004	2003

Net sales	$249,710	$170,237	$141,687	$89,410	$432,589
Cost of sales	192,271	129,404	109,127	66,527	329,302

Gross profit	57,439	40,833	32,560	22,883	103,287
Selling, general and administrative expenses	33,269	25,299	18,410	13,298	60,374
Other income	428				428

Operating profit	24,598	15,534	14,150	9,585	43,341
Interest expense, net	1,413	1,618	788	807	2,829

Income from continuing operations
before income taxes	23,185	13,916	13,362	8,778	40,512
Provision for income taxes	9,042	5,443	5,211	3,433	15,467

Income from continuing operations	14,143	8,473	8,151	5,345	25,045
Discontinued operations (net of taxes)		138			(90)

Net income	$14,143	$8,611	$8,151	$5,345	$24,955

Net income per common share:
Income from continuing operations:
Basic	$1.38	$.85	$.79	$.53	$2.46

Diluted	$1.34	$.83	$.77	$.52	$2.39

Discontinued operations, net of taxes:
Basic		$.01			$(.01)

Diluted		$.01			$(.01)

Net Income:
Basic	$1.38	$.86	$.79	$.53	$2.45

Diluted	$1.34	$.84	$.77	$.52	$2.38

Weighted average common shares outstanding:
Basic	10,258	10,007	10,271	10,045	10,201

Diluted	10,588	10,215	10,616	10,249	10,484

Depreciation and amortization	$4,497	$3,923	$2,362	$1,961	$8,437

Capital expenditures	$10,322	$2,840	$7,220	$1,674	$12,555

DREW INDUSTRIES INCORPORATED SEGMENT RESULTS

	Six Months Ended June 30,		Three Months Ended June 30,
(In thousands)	2004	2003	2004	2003

Net sales
RV Segment	$166,971	$105,714	$93,798	$55,457
MH Segment	82,739	64,523	47,889	33,953

Total	$249,710	$170,237	$141,687	$89,410

Operating Profit
RV Segment	$18,265	$11,416	$10,406	$6,886
MH Segment	9,057	6,479	5,445	3,938

Total segments operating profit	27,322	17,895	15,851	10,824
Amortization of intangibles	(466)	(375)	(261)	(182)
Corporate and other	(2,686)	(1,986)	(1,440)	(1,057)
Other income	428

Operating profit	$24,598	$15,534	$14,150	$9,585

DREW INDUSTRIES INCORPORATED BALANCE SHEET INFORMATION

	June 30,
(In thousands, except ratios)	2004	2003

Current assets
Cash and cash equivalents	$60	$4,884
Accounts receivable, trade, less allowance	37,903	20,137
Inventories	75,036	31,825
Prepaid expenses and other current assets	6,916	5,596
Discontinued operations		6

Total current assets	119,915	62,448
Fixed assets, net	90,055	73,154
Goodwill	16,926	7,043
Other intangible assets	6,933	4,417
Other assets	2,915	3,062

Total assets	$236,744	$150,124

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$12,183	$10,003
Accounts payable, accrued expenses and other current liabilities	55,200	28,961
Discontinued operations		131

Total current liabilities	67,383	39,095
Long-term indebtedness	57,496	26,759
Other long-term obligations	2,363	3,245

Total liabilities	127,242	69,099
Total stockholders’ equity	109,502	81,025

Total liabilities and stockholders’ equity	$236,744	$150,124

Current ratio	1.8	1.6
Total indebtedness to stockholders’ equity	0.6	0.5